Exhibit 99.1

Dorian LPG Ltd. Announces Fourth  Quarter and Full Fiscal Year 2017 Financial Results

Stamford, CT – June 14, 2017 – Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2017.

Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2017

▪	Revenues of $47.6 million and $167.4 million for the three months and year ended March 31, 2017.

▪	Daily Time Charter Equivalent (“TCE”)(1) rate for our fleet of $24,677 and $22,037 for the three months and year ended March 31, 2017.

▪

Net income of $2.0 million, or $0.04 earnings/(loss) per basic and diluted share (“EPS”), and adjusted net income(1) of $1.0 million, or $0.02 adjusted diluted earnings/(loss) per share (“adjusted EPS”)(1),  for the three months ended March 31, 2017.

▪	Net loss of $(1.4) million, or $(0.03) EPS, and adjusted net loss(1) of $(28.9) million, or $(0.54) adjusted EPS(1), for the year ended March 31, 2017.

▪ Adjusted EBITDA(1) of $26.5 million and $83.3 million for the three months and year ended March 31, 2017.

▪	Increased vessel operating days to 1,906 in the three months ended March 31, 2017 from 1,826 in the same period in the prior year, along with increased fleet utilization from 91.8% to 96.3%.

▪	Increased vessel operating days to 7,464 in the year ended March 31, 2017 from 5,031 in the prior year, along with increased fleet utilization from 93.1% to 93.6%.

(1)

TCE, adjusted net income/(loss), adjusted EPS and adjusted EBITDA are non-GAAP measures. Refer to the reconciliation of revenues to TCE, net income/(loss) to adjusted net income/(loss), EPS to adjusted EPS and net income/(loss) to adjusted EBITDA included in this press release.

Key Recent Developments

▪

On May 31, 2017, we entered into an agreement to amend our $758 million debt facility that we entered into in March 2015 to relax certain covenants, release $26.8 million of restricted cash to be applied towards the next two debt principal payments, interest and certain fees, and modify certain other terms, including an expanded definition of the components of consolidated liquidity.

▪

On June 8, 2017, we entered into a $97.0 million bridge loan agreement with DNB Capital LLC and used the proceeds to pay off our term loans with the Royal Bank of Scotland (the “RBS Loan Facility”) at 96% of the then outstanding principal amount and to pay accrued interest, legal, arrangement and advisory fees related to the bridge loan. As part of this transaction, $6.0 million of cash previously restricted under the RBS Loan Facility was released as unrestricted cash for use in operations.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, “Our results for the quarter and the year are a reflection of our consistent chartering strategy and our ongoing efforts to control expenses. We remain focused on efficiently managing our business in an earnings environment which we hope will improve as world fleet growth abates and global LPG trade fundamentals continue to develop favorably both in terms of import demand and supply of cargoes for export. We have proactively taken steps to strengthen our balance sheet and liquidity profile and to position ourselves to take advantage of opportunities that a weak market may present consistent with our goal of managing our capital prudently and generating value for our shareholders. Our mission to provide our customers with safe, reliable and trouble-free transportation services remains the core of our business.”

Fourth Quarter Fiscal Year 2017 Results Summary

Our net income amounted to $2.0 million, or $0.04 per share, for the three months ended March 31, 2017, compared to net income of $20.2 million, or $0.36 per share, for the three months ended March 31, 2016.

Our adjusted net income amounted to $1.0 million, or $0.02 per share for the three months ended March 31, 2017, compared to adjusted net income of $33.8 million, or $0.60 per share for the three months ended March 31, 2016.  We have adjusted our net income for the three months ended March 31, 2017 for unrealized gains on derivative instruments of $1.0 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The decrease of $32.8 million in adjusted net income for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 is primarily attributable to a  reduction in revenues of $37.8 million, a $0.4 million increase in interest and finance costs,  a $0.2 million increase in depreciation and amortization and a $0.1 million increase in foreign currency loss, net,  partially offset by a $4.1 million decrease in general and administrative expenses and a $1.6 million decrease in realized loss on derivatives.

The TCE rate for our fleet was $24,677 for the three months ended March 31, 2017, a 46.8% decrease from the $46,376 TCE rate from the same period in the prior year, reflecting more subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 91.8% in the quarter ended March 31, 2016 to 96.3% in the quarter ended March 31, 2017.

Vessel operating expenses per day were $8,363 during the three months ended March 31, 2017 and remained relatively constant compared to $8,350 in the same period in the prior year.

Revenues

Revenues of $47.6 million for the three months ended March 31, 2017,  including net pool revenues—related party, voyage charters, time charters and other revenues earned by our vessels, decreased $37.7 million, or 44.2%, from $85.3 million for the three months ended March 31, 2016.  The decrease is primarily attributable to a decrease in average TCE rates from $46,376 for the three months ended March 31, 2016 to $24,677 for the three months ended March 31, 2017. The general decline in rates during the three months ended March 31, 2017 was driven by several factors, including, but not limited to, a large number of newbuildings delivered into the global fleet during the period, commodity price fluctuations causing LPG to be less competitive with naphtha for petrochemical users and LPG price firmness in the United States resulting in marginal East-West arbitrage economics, thereby subduing demand for long-haul LPG transportation. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura Chiba route (expressed as U.S. dollars per metric ton), averaged $29.760 during the three months ended March 31, 2017 compared to an average of $43.455 for the same period ended March 31, 2016, a decline of 31.5%. The decrease in rates was partially offset by an increase in operating days and vessel utilization from 1,826 and 91.8% for the three months ended March 31, 2016, respectively, to 1,906 and 96.3% for the three months ended March 31, 2017, respectively. Additionally, there was a decrease of $0.2 million in revenues contributed by the Grendon during the three months ended March 31, 2016 that was sold prior to the three months ended March 31, 2017.

Voyage Expenses

Voyage expenses were $0.6 million during the three months ended March 31, 2017, a decrease of $0.1 million, or 15.6%, from $0.7 million for the three months ended March 31, 2016.  Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the three months ended March 31, 2017, when compared to the three months ended March 31, 2016, was mainly attributable to the Grendon operating in our fleet during the three months ended March 31, 2016 incurring voyage expenses of $0.1 million for the three months ended March 31, 2016 that did not recur during the three months ended March 31, 2017 as the vessel was sold prior to the period.

Vessel Operating Expenses

Vessel operating expenses were $16.6 million during the three months ended March 31, 2017, or $8,363 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet and were relatively unchanged from $16.6 million, or $8,350 per vessel per calendar day, for the three months ended March 31, 2016.

Depreciation and Amortization

Depreciation and amortization was $16.1 million for the three months ended March 31, 2017, an increase of $0.2 million, or 1.4%, from $15.9 million for the three months ended March 31, 2016 that mainly relates to depreciation expense for an additional operating vessel as one of our ECO VLGCs was delivered during the three months ended March 31, 2016.

General and Administrative Expenses

General and administrative expenses were $5.8 million for the three months ended March 31, 2017, a decrease of $4.0 million, or 41.5%, from $9.8 million for the three months ended March 31, 2016. The decrease was mainly due to decreases of $3.0 million in cash bonuses to various employees, $0.7 million for professional, legal, audit and accounting fees, and $0.3 million for certain non-capitalizable costs incurred prior to vessel delivery.

Loss on disposal of assets

Loss on disposal of assets amounted to $1.0 million for the three months ended March 31, 2016 and was primarily attributable to the sale of the Grendon. There was no loss on disposal of assets for the three months ended March 31, 2017.

Other Income—Related Parties

Other income—related parties amounted to $0.6 million for the three months ended March 31, 2017,  a decrease of $0.2 million, or 20.2%, from $0.8 million for the three months ended March 31, 2016.  The decrease was primarily attributable to a decrease of $0.5 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party, partially offset by an increase of $0.3 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool.

Interest and Finance Costs

Interest and finance costs amounted to $7.4 million for the three months ended March 31, 2017, an increase of $0.3 million, or 5.5%, from $7.1 million for the three months ended March 31, 2016. The increase of $0.3 million during this period was mainly due to a $0.2 million increase in interest incurred on our long-term debt, amortization and other financing expenses, including capitalized interest, from $7.2 million for the three months ended March 31, 2016 to $7.4 million for the three-month period ended March 31, 2017. Additionally, we had no capitalized interest during the three months ended March 31, 2017 compared to $0.1 million during the three months ended March 31, 2016. The outstanding balance of our long-term debt as of March 31, 2017 was $770.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain/(loss) on derivatives amounted to a loss of approximately $1.0 million for the three months ended March 31, 2017, compared to a gain of $12.6 million for the three months ended March 31, 2016. The $13.6 million change is primarily attributable to changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a loss of approximately $0.8 million for the three months ended March 31, 2017,  a decrease of $1.6 million, or 65.6%, from a loss of $2.4 million for the three months ended March 31, 2016. The decrease is primarily attributable to the termination of the interest rate swaps related to the RBS Loan Facility prior to the three months ended March 31, 2017.

Fiscal Year 2017 Results Summary

Our net loss amounted to $(1.4) million, or $(0.03) per share, for the year ended March 31, 2017, compared to net income of $129.7 million, or $2.29 per share, for the year ended March 31, 2016.

Our adjusted net loss amounted to $(28.9) million, or $(0.54) per share for the year ended March 31, 2017, compared to adjusted net income of $139.6 million, or $2.46 per share for the year ended March 31, 2016. We have adjusted our net loss for the year ended March 31, 2017 for unrealized gains on derivative instruments of $27.5 million and for the year ended March 31, 2016 for unrealized losses on derivatives of $8.9 million and the loss on the sale of the Grendon of $1.0 million. Please refer to the reconciliation of net income/(loss) to adjusted net income/(loss), which appears later in this press release.

The decrease of $168.5 million in adjusted net income/(loss) for the year ended March 31, 2017 compared to the year ended March 31, 2016 is primarily attributable to  a reduction in revenues of $122.3 million, a $22.5 million increase in depreciation and amortization, a $19.0 million increase in vessel operating expenses, a $16.2 million increase in interest and finance costs, and a $6.9 million increase in realized loss on derivatives, partially offset by a $9.1 million decrease in voyage expenses,  an  $8.1 million decrease in general and administrative expenses, and a $0.5 million increase in other income—related parties.

The TCE rate for our fleet was $22,037 for the year ended March 31, 2017, a 60.0% decrease from the $55,087 TCE rate from the prior year, reflecting more subdued market conditions. Please see footnote 6 to the table in “—Financial Information” below for other information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 93.1% in the year ended March 31, 2016 to 93.6% in the year ended March 31, 2017.

Vessel operating expenses per day decreased to $8,233 in the year ended March 31, 2017 from $8,581 in the prior year. This decrease largely related to a $2.4 million, or $436 per vessel per calendar day, reduction in costs relating to the training of additional crew partially offset by an increase of $112 per vessel per calendar day relating to additional repairs and maintenance incurred and spares and stores purchased primarily for two VLGCs that underwent drydocking during the year ended March 31, 2017.

Revenues

Revenues of $167.4 million for the year ended March 31, 2017, including net pool revenues—related party, voyage charters, time charters and other revenues earned by our vessels, decreased $121.8 million, or 42.1%, from $289.2 million for the year ended March 31, 2016. The decrease is primarily attributable to a decrease in average TCE rates from $55,087 for the year ended March 31, 2016 to $22,037 for the year ended March 31, 2017. The general decline in rates during the year ended March 31, 2017 was driven by several factors, including, but not limited to, a large number of newbuildings delivered into the global fleet during the year, commodity price fluctuations causing LPG to be less competitive with naphtha for petrochemical users and LPG price firmness in the United States resulting in marginal East-West arbitrage economics, thereby subduing demand for long-haul LPG transportation. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura Chiba route (expressed as U.S. dollars per metric ton), averaged $26.380 during the year ended March 31, 2017 compared to an average of $79.857 for the year ended March 31, 2016, a decline of 67.0%. The decrease in rates was partially offset by an increase in operating days and vessel utilization from 5,031 and 93.1% for the year ended March 31, 2016, respectively, to 7,464 and 93.6% for the year ended March 31, 2017, respectively. Additionally, there was a decrease of $2.9 million in revenues contributed by the Grendon during the year ended March 31, 2016 that was sold prior to the year ended March 31, 2017.

Voyage Expenses

Voyage expenses were $3.0 million during the year ended March 31, 2017, a decrease of $9.1 million, or 75.4%, from $12.1 million for the year ended March 31, 2016. Voyage expenses are all expenses unique to a particular voyage, including bunker fuel consumption, port expenses, canal fees, charter hire commissions, war risk insurance and security costs. Voyage expenses are typically paid by us under voyage charters and by the charterer under time charters, including our vessels chartered to the Helios Pool. Accordingly, we mainly incur voyage expenses for voyage charters or during repositioning voyages between time charters for which no cargo is available or traveling to or from drydocking. The decrease for the year ended March 31, 2017 when compared to the year ended March 31, 2016 was mainly attributable to a reduction of VLGCs that operated on voyage charters outside of the Helios Pool during the year ended March 31, 2017, resulting in decreases in VLGC bunker costs of $5.7 million, port expenses of $1.0 million and other voyage expenses of $0.8 million. In addition, the Grendon incurred voyage expenses of $1.6 million for the year ended March 31, 2016 that did not recur during the year ended March 31, 2017 as the vessel was sold prior to the period.

Vessel Operating Expenses

Vessel operating expenses were $66.1 million during the year ended March 31, 2017, or $8,233 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period for the vessels that were in our fleet. This was an increase of $19.0 million, or 40.3%, from $47.1 million or $8,581 per vessel per calendar day, for the year ended March 31, 2016. The increase in vessel operating expenses was primarily the result of an increase in vessel operating days for the year ended March 31, 2017 compared to the year ended March 31, 2016 as sixteen of our ECO VLGCs were delivered during the year ended March 31, 2016. Vessel operating expenses per vessel per calendar day decreased $348 from $8,581 for the year ended March 31, 2016 to $8,233 for the year ended March 31, 2017. The decrease in vessel operating expenses per vessel per calendar day of $348 was largely due to a $2.4 million, or $436 per vessel per calendar day, reduction in costs relating to the training of additional crew for VLGCs delivered during the year ended March 31, 2016 that did not recur in the year ended March 31, 2017. This was partially offset by an increase of $112 per vessel per calendar day relating to additional repairs and maintenance incurred and spares and stores purchased primarily for two VLGCs that underwent drydocking during the year ended March 31, 2017.

Depreciation and Amortization

Depreciation and amortization was approximately $65.1 million for the year ended March 31, 2017, an increase of $22.5 million, or 52.7%, from $42.6 million for the year ended March 31, 2016. The increase is primarily attributable to an increase in VLGC calendar days from 5,491 during the year ended March 31, 2016 to 8,030 during the year ended March 31, 2017 as a result of sixteen of our ECO VLGCs being delivered during the year ended March 31, 2016 and operating for the full year during the year ended March 31, 2017.

General and Administrative Expenses

General and administrative expenses were $21.7 million for the year ended March 31, 2017, a decrease of $8.1 million, or 27.2%, from $29.8 million for the year ended March 31, 2016 mainly due to decreases of $5.1 million in cash bonuses to various employees, $3.4 million for certain non-capitalizable costs incurred prior to vessel delivery, and $1.1 million for other general and administrative expenses. Partially offsetting these decreases were increases of $1.1 million in salaries, wages and benefits resulting from an increase in the number of employees and merit-based salary increases, $0.3 million for stock-based compensation and $0.1 million for professional, legal, audit and accounting fees.

Loss on disposal of assets

Loss on disposal of assets amounted to $1.1 million for the year ended March 31, 2016 and was primarily attributable to the sale of the Grendon. There was no loss on disposal of assets for the year ended March 31, 2017.

Other income—related parties

Other income—related parties amounted to $2.4 million for the year ended March 31, 2017, an increase of $0.5 million, or 23.9%, from $1.9 million for the year ended March 31, 2016. The increase was primarily attributable to an increase of $0.7 million of fees for commercial management services provided by Dorian LPG (UK) Ltd. to the Helios Pool partially offset by a decrease of $0.2 million for certain chartering and marine operation services provided by Dorian LPG (USA) LLC and its subsidiaries to a related party.

Interest and Finance Costs

Interest and finance costs amounted to $29.0 million for the year ended March 31, 2017, an increase of $16.2 million from $12.8 million for the year ended March 31, 2016. The increase of $16.2 million during this period was mainly due to an $11.4 million increase in interest incurred on our long-term debt, amortization and other financing expenses, including capitalized interest, from $17.6 million in the year ended March 31, 2016 to $29.0 million in the year ended March 31, 2017. This increase was largely due to an increase in average indebtedness, excluding deferred financing fees, from $543.1 million for the year ended March 31, 2016 to $810.4 million for the year ended March 31, 2017. Additionally, we had no capitalized interest during the year ended March 31, 2017 compared to $4.8 million during the year ended March 31, 2016. The outstanding balance of our long-term debt as of March 31, 2017 was $770.1 million.

Unrealized Gain/(Loss) on Derivatives

Unrealized gain/(loss) on derivatives amounted to a gain of approximately $27.5 million for the year ended March 31, 2017, compared to an unrealized loss of $8.9 million for the year ended March 31, 2016. The $36.4 million variance was primarily attributable to (i) unrealized gains of $19.4 million from changes in the fair value of our interest rate swaps due to changes in forward LIBOR yield curves for the year ended March 31, 2017 compared to unrealized losses of $8.9 million for the year ended March 31, 2016 and (ii) an $8.1 million unrealized gain attributable to the termination of our interest rate swaps related to the RBS Loan Facility during the year ended March 31, 2017.

Realized Loss on Derivatives

Realized loss on derivatives amounted to a realized loss of approximately $13.8 million for the year ended March 31, 2017, an increase of $6.9 million, or 101.2%, from a realized loss of $6.9 million for the year ended March 31, 2016. The increase is primarily attributable to the termination of the interest rate swaps related to the RBS Loan Facility during the year ended March 31, 2017.

Share Repurchase Program

In August 2015, we established a stock repurchase program authorizing the repurchase of up to $100.0 million of our common stock, which expired on December 31, 2016. We repurchased a total of 3,342,035 shares of our common stock for approximately $33.7 million under this program through its expiration. Purchases under the program were made at our discretion in the form of open market repurchase programs, privately negotiated transactions, accelerated share repurchase programs or a combination of these methods.

Fleet

The following table sets forth certain information regarding our fleet as of June 9, 2017. We classify vessel employment as either Time Charter, Pool or Pool-TCO.

	Capacity		Sister		ECO		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Employment	Expiration(2)
VLGCs
Captain Markos NL	82,000	Hyundai	A	2006	—	Time Charter(3)	Q4 2019
Captain John NP	82,000	Hyundai	A	2007	—	Pool(4)	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool-TCO(5)	Q2 2018
Comet	84,000	Hyundai	B	2014	X	Time Charter(6)	Q3 2019
Corsair	84,000	Hyundai	B	2014	X	Time Charter(7)	Q3 2018
Corvette	84,000	Hyundai	B	2015	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	Pool(4)	—
Concorde	84,000	Hyundai	B	2015	X	Pool(4)	—
Cobra	84,000	Hyundai	B	2015	X	Pool(4)	—
Continental	84,000	Hyundai	B	2015	X	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	Pool(4)	—
Cresques	84,000	Daewoo	C	2015	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	Pool-TCO(5)	Q3 2017
Chaparral	84,000	Hyundai	B	2015	X	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	Time Charter(8)	Q4 2020
Challenger	84,000	Hyundai	B	2015	X	Pool(4)	—
Caravelle	84,000	Hyundai	B	2016	X	Pool(4)	—
Total	1,842,000

(1)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Currently on time charter with an oil major that began in December 2014.
(4)

“Pool” indicates that the vessel is operated in the Helios Pool on voyage charters with third parties and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(5)

“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and receives as charter hire a portion of the net revenues of the pool calculated according to a formula based on the vessel’s pro rata performance in the pool.

(6)	Currently on a time charter with an oil major that began in July 2014.
(7)	Currently on time charter with an oil major that began in July 2015.
(8)	Currently on a time charter with a major oil company that began in November 2015.

Market Outlook Update

U.S. LPG exports hit new records in the first four months of 2017, offsetting declines in Middle Eastern volumes and increasing ton mile demand. We believe that the overall trend for U.S. exports remains positive and LPG volumes will grow well above those of last year. The low U.S. propane inventories have likely been one of the main reasons LPG prices have remained firm relative to West Texas Intermediate crude prices. With the current excess in crude stocks and weakening crude prices, margins on natural gas liquids are expected to improve and the production of natural gas liquids to show growth, increasing propane stocks in the process. India LPG imports registered a 17% year-over-year growth during calendar year 2017, a testament to the Indian government’s commitment to replacing kerosene in households with LPG. Neo Panama Canal LPG traffic continues to be very strong, with LPG vessels representing 33% of the total traffic volume. The Panama Canal Authority has announced a toll increase effective October 2017, which will hike rates by about 30% and will likely impact traffic levels and arbitrage margins. If fuel oil prices remain reasonably low, longer voyages around the Cape of Good Hope may become profitable again and result in ship supply tightness and freight rate improvements. Canadian LPG exports are expected to benefit from the Neo Panama Canal toll increases, improving competitiveness of Canadian LPG exports with freight cost savings and higher netbacks to propane producers in Western

Canada. The order book stands at about 12% of the VLGC fleet while the over 20-year-old VLGC vessels constitute 15% of the fleet. We maintain our thinking that stronger demolition prices and new environmental regulations will make older VLGC vessels more attractive demolition candidates. With LPG export terminals well established and LPG becoming less freight constrained, more attention will turn to the management of the LPG growth in the receiving and distribution infrastructures. The above market outlook update is based on data derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export capacity, export volumes, scrapping rates or other market indicators will materialize.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-term fluctuations. To the extent any of our time charters or the charters of the vessels in the Helios Pool expire during the relatively weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter the vessels at similar rates. As a result, we and the Helios Pool may have to accept lower rates or experience off-hire time for the vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except fleet data)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Statement of Operations Data
Revenues	$47,585,174	$85,335,229	$167,447,171	$289,207,829
Expenses
Voyage expenses	550,691	652,841	2,965,978	12,064,682
Vessel operating expenses	16,558,807	16,640,832	66,108,062	47,119,990
Depreciation and amortization	16,113,304	15,894,060	65,057,487	42,591,942
General and administrative expenses	5,751,400	9,833,474	21,732,864	29,836,029
Loss on disposal of assets	—	1,019,846	—	1,125,395
Total expenses	38,974,202	44,041,053	155,864,391	132,738,038
Other income—related parties	633,883	794,469	2,410,542	1,945,396
Operating income/(loss)	9,244,855	42,088,645	13,993,322	158,415,187
Other income/(expenses)
Interest and finance costs	(7,441,354)	(7,056,430)	(28,971,942)	(12,757,013)
Interest income	56,350	11,134	137,556	148,360
Unrealized gain/(loss) on derivatives	951,683	(12,582,827)	27,491,333	(8,917,503)
Realized loss on derivatives	(816,761)	(2,375,876)	(13,797,478)	(6,858,126)
Foreign currency gain/(loss), net	(39,503)	76,266	(294,606)	(342,523)
Total other income/(expenses), net	(7,289,585)	(21,927,733)	(15,435,137)	(28,726,805)
Net income/(loss)	$1,955,270	$20,160,912	$(1,441,815)	$129,688,382
Earnings/(loss) per common share—basic	0.04	0.36	(0.03)	2.29
Earnings/(loss) per common share—diluted	$0.04	$0.36	$(0.03)	$2.29
Other Financial Data
Adjusted EBITDA(1)	$26,521,977	$59,071,535	$27	$205
Fleet Data
Calendar days(2)	1,980	1,993	8,030	5,491
Available days(3)	1,980	1,989	7,976	5,406
Operating days(4)(7)	1,906	1,826	7,464	5,031
Fleet utilization(5)(7)	96.3%	91.8%	93.6%	93.1%
Average Daily Results
Time charter equivalent rate(6)(7)	$24,677	$46,376	$22,037	$55,087
Daily vessel operating expenses(8)	$8,363	$8,350	$8,233	$8,581

(1)

Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized loss on derivatives, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, depreciation and amortization and loss on disposal of assets expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income/(loss)	$1,955,270	$20,160,912	$(1,441,815)	$129,688,382
Interest and finance costs	7,441,354	7,056,430	28,971,942	12,757,013
Unrealized (gain)/loss on derivatives	(951,683)	12,582,827	(27,491,333)	8,917,503
Realized loss on derivatives	816,761	2,375,876	13,797,478	6,858,126
Stock-based compensation expense	1,146,971	1,001,430	4,385,911	4,052,249
Depreciation and amortization	16,113,304	15,894,060	65,057,487	42,591,942
Adjusted EBITDA	$26,521,977	$59,071,535	$83,279,670	$204,865,215

(2)

We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)

We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(4)

We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 7 below).

(5)

We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(6)

TCE rate is a non-GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except operating days)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Numerator:
Revenues	$47,585,174	$85,335,229	$167,447,171	$289,207,829
Voyage expenses	(550,691)	(652,841)	(2,965,978)	(12,064,682)
Time charter equivalent	$47,034,483	$84,682,388	$164,481,193	$277,143,147
Denominator:
Operating days	1,906	1,826	7,464	5,031
TCE rate:
Time charter equivalent rate	$24,677	$46,376	$22,037	$55,087

(7)

We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or Our Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies since the inception of the Helios Pool is as follows:

	Quarter ended		Year ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Our Methodology:
Operating Days	1,980	1,826	7,464	5,031
Fleet Utilization	96.3%	91.8%	93.6%	93.1%
Time charter equivalent	$24,677	$46,376	$22,037	$55,087

Alternate Methodology:
Operating Days	1,980	1,958	7,975	5,291
Fleet Utilization	100.0%	98.4%	100.0%	97.9%
Time charter equivalent	$23,755	$43,249	$20,625	$52,380

We believe that our methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with GAAP, we provide adjusted net income/(loss) and adjusted EPS. We believe that adjusted net income/(loss) and adjusted EPS are useful to investors in understanding our underlying performance and business trends.  Adjusted net income/(loss) and adjusted EPS are not a measurement of financial performance or liquidity under GAAP; therefore, these non-GAAP financial measures should not be considered as an alternative or substitute for GAAP. The following table reconciles net income/(loss) and EPS to adjusted net income/(loss) and adjusted EPS, respectively, for the periods presented:

	Three months ended		Year ended
(in U.S. dollars, except share data)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income/(loss)	$1,955,270	$20,160,912	$(1,441,815)	$129,688,382
Unrealized (gain)/loss on derivatives	(951,683)	12,582,827	(27,491,333)	8,917,503
Loss on disposal of Grendon	—	1,019,846	—	1,019,846
Adjusted net income/(loss)	$1,003,587	$33,763,585	$(28,933,148)	$139,625,731

Earnings/(loss) per common share—diluted	$0.04	$0.36	$(0.03)	$2.29
Unrealized (gain)/loss on derivatives	(0.02)	0.23	(0.51)	0.16
Loss on disposal of Grendon	—	0.01	—	0.01
Adjusted earnings/(loss) per common share—diluted	$0.02	$0.60	$(0.54)	$2.46

Conference Call

A conference call to discuss the results will be held today, June 14, 2017 at 12:00 p.m. ET. The conference call can be accessed live by dialing 1-877-407-9039, or for international callers, 1-201-689-8470, and request to be joined into the Dorian LPG call. A replay will be available at 3:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The pass code for the replay is 13664093. The replay will be available until June 21, 2017, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates twenty-two modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA, London, United Kingdom and Athens, Greece.

Forward-Looking Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.